Exhibit 8.a

                                 212-450-4000

                                                      ___________, 1997


                         Agreement and Plan of Merger
                           Dated as of June 22, 1997
             Among Tandem Computers Incorporated, Compaq Computer
                     Corporation and Compaq-Project, Inc.

Dear Ladies and Gentleman:

               We have acted as counsel for Compaq Computer Corporation, a Delaware corporation ("Compaq"), in connection with the proposed merger (the "Merger") of Compaq-Project, Inc., a Delaware corporation and a wholly owned subsidiary of Compaq ("Merger Subsidiary"), with and into Tandem Computers Incorporated, a Delaware corporation ("Tandem") pursuant to an Agreement and Plan of Merger dated as of June 22, 1997 (the "Merger Agreement"), among Tandem, Compaq and Merger Subsidiary. Under the Merger Agreement each issued and outstanding share of Tandem common stock not owned directly or indirectly by Tandem or Compaq will be converted into the right to receive Compaq common stock.

               In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus of Compaq and Tandem to be dated as of _________, 1997 (the "Proxy Statement/Prospectus"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement and (ii) the representations made to us by Compaq and Tandem in their respective letters to us dated ________, 1997, and delivered to us for purposes of this opinion are accurate and complete.

               Based upon the foregoing, in our opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Compaq and Tandem will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Accordingly, no gain or loss will be recognized by the stockholders of Tandem upon their exchange of Tandem stock for Compaq stock under Section 354 of the Code (except to the extent such a stockholder receives cash in lieu of fractional shares); and neither Compaq nor any of its stockholders will recognize gain or loss as a result of the Merger.

               The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Compaq and Tandem referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Compaq or Tandem referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

               We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus under the captions "The Merger--Certain U.S. Federal Income Tax Consequences", "The Merger Agreement--Conditions to the Merger" and "Legal Matters."

               This opinion is being provided solely for the benefit of Compaq. No other person or party shall be entitled to rely on this opinion.

                                      Very truly yours,


                                      Davis Polk & Wardwell

Compaq Computer Corporation
20555 SH 249
Houston, Texas 77070